Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

December 30, 2009

YRC Worldwide Extends Debt-for-Equity Offers to December 30

¿ 84% of Notes Tendered to Date

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has extended the expiration date for its previously announced exchange offers until 11:59 p.m., New York City time, on December 30, 2009, unless further extended.

As of 11:59 p.m., New York City time, on December 29, 2009, 94% of the aggregate principal amount of the 5.0% and 3.375% Notes and 59% of the 8  1/2% Notes had been tendered into the exchange offers, representing 84% of the company’s outstanding notes. As of the prior expiration date on December 28, 2009, 92% of the aggregate principal amount of the 5.0% and 3.375% Notes and 53% of the 8  1/2% Notes had been tendered into the exchange offers, representing 81% of the company’s outstanding notes.

The company said that it continues to work with its noteholders through this holiday season to increase the level of support for this recapitalization, which is a key part of the comprehensive plan the company is implementing to place it on a more solid financial base.

Important Information about the Exchange Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offers are being made only by means of a prospectus, a letter of transmittal and other offer documents, as described below.

In connection with the exchange offers by YRC Worldwide Inc., the company has previously filed with the SEC a registration statement on Form S-4 (which contains a preliminary prospectus), amendments to the Registration Statement and prospectus supplements, a tender offer statement on Schedule TO, as amended, and other related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the amendments to the registration statement, the preliminary prospectus, the prospectus supplements, the tender offer statement, the amendments to the tender offer statement and the other related documents and materials that the company filed or files with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they will contain important information about the company, the exchange offers and related transactions and are the sole means by which any offer to exchange or sell, or any solicitation of any such offers, will be made.

The preliminary prospectus, the prospectus supplements and related transmittal materials have been delivered to holders of the outstanding notes. Investors and security holders may obtain a free copy of the registration statement, as amended, the preliminary prospectus, the prospectus supplements and transmittal materials, as well as other documents the company filed or files with the SEC, at the SEC’s website, www.sec.gov. Prior to the expiration of the exchange offers the company will file a final prospectus with the SEC. Investors and security holders are strongly urged to carefully review the final prospectus when it is available. Free copies of the company’s filings with the SEC have been made available on the company’s website, www.yrcw.com, or may be obtained by making a request to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

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Forward-Looking Statements:

This news release contains forward-looking statements. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange offers are subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding notes participate in the exchange offers. We cannot provide you with any assurances that such conditions to the exchange offers will be satisfied. In addition, even if the exchange offers are completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com